Funds with a Unitary Fee

Waiver of Acquired Fund Fees and Expenses for Funds with a Unitary Fee Arrangement

For Franklin Templeton ETF Trust (FTETFT), the Funds listed below have adopted a unitary fee structure whereby Management has agreed to: (1) reimburse the Funds’ acquired fund fees and expenses (if any) and (2) pay all of the ordinary operating expenses of the Funds, including custody, transfer agency, index licensing and Trustee fees and expenses, among others, but excluding: (i) payments under the Funds’ Rule 12b-1 plan (if any); (ii) brokerage expenses (including any costs incidental to transactions in portfolio securities or instruments); (iii) taxes; (iv) interest (including borrowing costs and dividend expenses on securities sold short and overdraft charges); (v) litigation expenses (including litigation to which the Trust or a Fund may be a party and indemnification of the Trustees and officers with respect thereto); and (vi) other non-routine or extraordinary expenses.

For ActiveShares® ETF Trust (ASETFT) and Legg Mason ETF Investment Trust (LMETFIT), each Fund listed below operates under a unitary fee structure, whereby LMPFA provides or causes to be furnished all investment management, supervisory, administrative and other services reasonably necessary for the operation of the Fund, including certain distribution services (provided pursuant to a separate distribution agreement) and investment advisory services (provided pursuant to separate subadvisory agreements). The Fund is responsible for paying interest expenses, taxes, brokerage expenses, future 12b-1 fees (if any), acquired fund fees and expenses, extraordinary expenses and the management fee payable to LMPFA under the management agreement.

FTETFT Funds with Unitary Fee Structure

Smart Beta Funds	Unitary Fee Rate
Franklin LibertyQ Emerging Markets ETF (FLQE)	0.45%
Franklin LibertyQ Global Equity ETF (FLQG)	0.35%
Franklin LibertyQ International Equity Hedged ETF (FLQH)	0.40%
Franklin LibertyQ U.S. Equity ETF (FLQL)	0.15%
Franklin LibertyQ U.S. Mid Cap Equity ETF (FLQM)	0.30%
Franklin LibertyQ U.S. Small Cap Equity ETF (FLQS)	0.35%
Franklin LibertyQ Global Dividend ETF (FLQD)	0.45%
Passive Funds
Franklin FTSE Asia ex Japan ETF (FLAX)	0.19%
Franklin FTSE Australia ETF (FLAU)	0.09%
Franklin FTSE Brazil ETF (FLBR)	0.19%
Franklin FTSE Canada ETF (FLCA)	0.09%
Franklin FTSE China ETF (FLCH)	0.19%
Franklin FTSE Europe ETF (FLEE)	0.09%
Franklin FTSE Europe Hedged ETF (FLEH)	0.09%
Franklin FTSE France ETF (FLFR)	0.09%
Franklin FTSE Germany ETF (FLGR)	0.09%
Franklin FTSE Hong Kong ETF (FLHK)	0.09%
Franklin FTSE India ETF (FLIN)	0.19%
Franklin FTSE Italy ETF (FLIY)	0.09%
Franklin FTSE Japan ETF (FLJP)	0.09%
Franklin FTSE Japan Hedged ETF (FLJH)	0.09%
Franklin FTSE Latin America ETF (FLLA)	0.19%
Franklin FTSE Mexico ETF (FLMX)	0.19%
Franklin FTSE Russia ETF (FLRU)	0.19%
Franklin FTSE Saudi Arabia ETF (FLSA)	0.39%
Franklin FTSE South Africa ETF (FLZA)	0.19%

Franklin FTSE South Korea ETF (FLKR)	0.09%
Franklin FTSE Switzerland ETF (FLSW)	0.09%
Franklin FTSE Taiwan ETF (FLTW)	0.19%
Franklin FTSE United Kingdom ETF (FLGB)	0.09%

LMETFIT and ASETFT Funds with Unitary Fee

Active Funds	Unitary Fee Rate
ClearBridge All Cap Growth ESG ETF (CACG)	0.53%
ClearBridge Dividend Strategy ESG ETF (YLDE)	0.59%
ClearBridge Focus Value ESG ETF (CFCV)	0.49%
ClearBridge Large Cap Growth ESG ETF (LRGE)	0.59%
Western Asset Short Duration Income ETF (WINC)	0.29%
Western Asset Total Return ETF* (WBND)	0.49%
Smart Beta Funds
Legg Mason Low Volatility High Dividend ETF (LVHD)	0.27%
Legg Mason Small-Cap Quality Value ETF (SQLV)	0.60%
Legg Mason International Low Volatility High Dividend ETF (LVHD)	0.40%
Legg Mason Global Infrastructure ETF** (INFR)	0.45%

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*The manager has agreed to waive fees and/or reimburse management fees so that the ratio of total annual fund operating expenses will not exceed 0.45% (subject to exclusions contained in the fund’s Management Agreement). This arrangement cannot be terminated prior to 05/01/2022 without the Board’s consent.

** The manager has agreed to waive fees and/or reimburse management fees so that the ratio of total annual fund operating expenses will not exceed 0.40% (subject to the exclusions contained in the fund’s Management Agreement). This arrangement cannot be terminated prior to 03/01/2022 without the Board’s consent.

Funds with Expense Caps

For Franklin ETF Trust (FETFT) and Franklin Templeton Trust (FTT) in the Funds listed below, the investment manager has contractually agreed to waive or assume certain expenses so that total annual Fund operating expenses (including acquired fund fees and expenses, but excluding certain non-routine expenses) for the Fund do not exceed certain expense cap. Contractual fee waiver and/or expense reimbursement agreements may not be changed or terminated during the time period set forth below.

Schedule on Funds with Expense Cap on Operating Expenses and Acquired Fund Fees and Expenses (“AFFE”)

As of July 30, 2021

Funds	Cap on Operating Expenses[1]	Effective Date	Termination Date
Active Funds
Franklin Liberty Short Duration U.S. Government ETF (FTSD)	0.25%	8/01/2020	7/31/2022
Franklin Liberty Federal Intermediate Tax-Free Bond Opportunities ETF (FLMI)	0.30%	8/01/2020	7/31/2022
Franklin Liberty Investment Grade Corporate ETF (FLCO)	0.35%	8/01/2020	7/31/2022
Franklin Liberty Federal Tax-Free Bond ETF (FLMB)	0.30%	8/01/2020	7/31/2022
Franklin Liberty U.S. Core Bond ETF (FLCB)	0.15%	8/01/2020	7/31/2022
Franklin Liberty U.S. Low Volatility ETF (FLLV)	0.29%	8/01/2020	7/31/2022
Franklin Liberty High Yield Corporate ETF (FLHY)	0.40%	8/01/2020	7/31/2022
Franklin Liberty International Aggregate Bond ETF (FLIA)	0.25%	8/01/2020	7/31/2022
Franklin Liberty Senior Loan ETF (FLBL)	0.45%	8/01/2020	7/31/2022
Franklin Liberty Systematic Style Premia ETF (FLSP)	0.65%	8/01/2020	7/31/2022
Franklin Disruptive Commerce ETF (BUYZ)	0.50%	8/01/2020	7/31/2022
Franklin Genomic Advancements ETF (HELX)	0.50%	8/01/2020	7/31/2022
Franklin Intelligent Machines ETF (IQM)	0.50%	8/01/2020	7/31/2022
Franklin Exponential Data ETF (XDAT)	0.50%	1/12/2021	7/31/2022
Franklin Liberty U.S Treasury Bond ETF (FLGV)	0.09%	6/09/2020	7/31/2022
Franklin Liberty Ultra Short Bond ETF (FLUD)	0.15%	7/14/2020	7/31/2022

Mutual Funds
Franklin Equity Portfolio Fund (FEPFX)	0.50%	7/10/2020	7/31/2022
Franklin Fixed Income Portfolio Fund (FFIQX)	0.40%	7/10/2020	7/31/2022
Franklin OnChain U.S. Government Money Fund (FOCGX)	0.20%	4/06/2021	7/31/2022

1. Operating expenses are a combination of investment management fees, transfer agent fees, custody fees and other expenses. Operating expenses include AFFE.